NEWS RELEASE                  CONTACT:  Cynthia W. Lee
                                        Corporate Communications
                                        (612) 475-7936

                                        FOR IMMEDIATE RELEASE

[LOGO]
                            TCF FINANCIAL CORPORATION
             801 Marquette Avenue, Minneapolis, MInnesota 55402-3475


                  GREAT LAKES NATIONAL BANK MICHIGAN TO REDEEM
                       CONVERTIBLE SUBORDINATED DEBENTURES


     MINNEAPOLIS, May 12, 1997 - TCF Financial Corporation (TCF) (NYSE:TCB) announced today that on June 16 its wholly owned subsidiary, Great Lakes National Bank Michigan, will redeem its remaining $7.1 million of 7 1/4 percent convertible subordinated debentures due 2011. The debentures will be redeemed at par plus accrued and unpaid interest to the date of redemption. IBJ Schroder Bank & Trust Company will act as paying agent for the debentures. Georgeson & Company Inc. will act as information agent in connection with the debenture redemption.

     The debentures are convertible into TCF common stock at the conversion price of $17.04 per share plus cash in lieu of fractional shares. Based on the closing price of TCF common stock on May 6 of $43.75, each $10,000 of debentures would convert into 586 shares of TCF common stock, with a value of $25,637.50, plus cash in lieu of a fractional share. Holders of the debentures who wish to convert their debentures into TCF common stock must do so by June 9.

     TCF is a $7 billion national bank holding company based in Minneapolis.
Its bank subsidiaries operate in Minnesota, Illinois and Wisconsin as TCF National Bank, and in Michigan and Ohio as Great Lakes National Bank. Other TCF affiliates include consumer finance, mortgage banking, title insurance, annuity and mutual fund sales companies.

                                      # # #